FOR IMMEDIATE RELEASE
July 22, 2015

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DISCOVERY COMMUNICATIONS AGREES TO TAKE FULL CONTROL OF EUROSPORT

(Silver Spring, Md.) – Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) today announced an agreement to acquire full ownership of Eurosport, the leading sports channels group across Europe and Asia, for €491 million from TF1 Group, which has announced it will exercise a put option on its 49% ownership stake as part of the companies’ previous 2012 agreement.

“Discovery Communications is excited to expand and deepen our investment in Eurosport as we continue to strengthen our newest global brand with locally relevant sports rights that create value for fans, advertisers and distributors,” said David Zaslav, President and CEO of Discovery Communications. “In 2012, we began our investment with a 20% stake in Eurosport and increased that investment to 51% more than a year ago. Taking full control of Eurosport is the culmination of our commitment to strengthening Eurosport as a premier sports brand and fully integrating this business within Discovery’s unmatched global portfolio. I would like to thank TF1 for being great partners to us on this journey for the past few years.”

“We are delighted by the excellent relationship between Discovery and TF1 since we began our partnership in 2012,” said Nonce Paolini, chairman and CEO of TF1. “After an initial phase of creating value via acquisitions of equity stakes, which accelerated the development of Eurosport and the theme channels, we intend to continue our collaboration in the years ahead.”

Since May 2014, Discovery and Eurosport have acquired more than 7,500 hours of coverage – with more than 3,300 of that live – per year across more than 50 properties signed. From UEFA Champions League, Europa League, Major League Soccer, expanding on Bundesliga soccer, Spanish cycling, Winter Ski Jumping, Wimbledon in Belgium, and FIFA Women's World Cup across Europe, to Moto GP in Germany, Belgium and Netherlands, these new rights strengthen the Eurosport channels and bring the most compelling sporting events to local fans everywhere.

In June, Discovery/Eurosport won the TV and multiplatform rights for the Olympic Games from 2018 to 2024, reinforcing Eurosport as the home of Olympic sports all year long. The agreement allows for more European sports fans to access the games on more platforms and screens than ever before. With almost half of Eurosport’s existing programming being Olympic sports, Discovery and Eurosport will now engage passionate fans around these key sports 365 days a year. Discovery and Eurosport will have access to the Olympic emblems and the rich Olympic video library and archive, which will further solidify Eurosport’s position as the pan-European home of Olympic sports.

Today’s agreement also includes a provision for TF1 to buy back Discovery’s 20% interest in TV Breizh, Histoire, and Ushuaïa TV for €15 million. Both transactions are expected to close at the beginning of the fourth quarter. DLA Piper LLP served as legal advisors and Rothschild Inc. acted as financial advisor to Discovery on the transaction.

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching nearly 3 billion cumulative subscribers in more than 220 countries and territories. For 30 years Discovery has been dedicated to satisfying curiosity and entertaining viewers with high-quality content through its global television brands, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery, Science and Turbo/Velocity, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery controls Eurosport, the leading pan-regional sports entertainment destination across Europe and Asia-Pacific. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com